UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                          Millstream Acquisition Corp.
                                (Name of Issuer)

                        Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                   601316 102
                                 (CUSIP Number)

                                 March 10, 2004
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 601316 102                    13G
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Seneca Ventures
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     Number of               155,000 shares                                 3.2%
      Shares           ---------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned By
       Each                  0 shares                                         0%
    Reporting          ---------------------------------------------------------
      Person           7     SOLE DISPOSITIVE POWER
       With
                             155,000 shares                                 3.2%
                       ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             0 shares                                         0%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      155,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

CUSIP No. 601316 102                    13G
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Woodland Venture Fund
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     Number of               170,000 shares                                 3.6%
      Shares           ---------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned By
       Each                  0 shares                                         0%
    Reporting          ---------------------------------------------------------
      Person           7     SOLE DISPOSITIVE POWER
       With
                             170,000 shares                                 3.6%
                       ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             0 shares                                         0%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      170,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

CUSIP No. 601316 102                    13G
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Woodland Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     Number of               100,000 shares                                 2.1%
      Shares           ---------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned By
       Each                  0 shares                                         0%
    Reporting          ---------------------------------------------------------
      Person           7     SOLE DISPOSITIVE POWER
       With
                             100,000 shares                                 2.1%
                       ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             0 shares                                         0%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

CUSIP No. 601316 102                    13G
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Woodland Services Corp.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     Number of               0 shares                                         0%
      Shares           ---------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned By
       Each                  325,000 shares                                 6.8%
    Reporting          ---------------------------------------------------------
      Person           7     SOLE DISPOSITIVE POWER
       With
                             0 shares                                         0%
                       ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             325,000 shares                                 6.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      325,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------

CUSIP No. 601316 102                    13G
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Barry Rubenstein
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     Number of               0 shares                                         0%
      Shares           ---------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned By
       Each                  425,000 shares                                 8.9%
    Reporting          ---------------------------------------------------------
      Person           7     SOLE DISPOSITIVE POWER
       With
                             0 shares                                         0%
                       ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             425,000 shares                                 8.9%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      425,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

CUSIP No. 601316 102                    13G
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Marilyn Rubenstein
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     Number of               0 shares                                         0%
      Shares           ---------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned By
       Each                  425,000 shares                                 8.9%
    Reporting          ---------------------------------------------------------
      Person           7     SOLE DISPOSITIVE POWER
       With
                             0 shares                                         0%
                       ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             425,000 shares                                 8.9%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      425,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

Item 1.

            (a)   Name of Issuer:
                  Millstream Acquisition Corp.

            (b)   Address of Issuer's Principal Executive Offices:

                  435 Devon Park Drive, Building 400
                  Wayne, Pennsylvania 19087

Item 2.

1.          (a)   Name of Person Filing:
                  Seneca Ventures

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Place of Organization:
                  New York.

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  601316 102

2.          (a)   Name of Person Filing:
                  Woodland Venture Fund

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Place of Organization:
                  New York.

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  601316 102

3.          (a)   Name of Person Filing:
                  Woodland Partners

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Place of Organization:
                  New York.

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  601316 102

4.          (a)   Name of Person Filing:
                  Woodland Services Corp.

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York  11545

            (c)   Place of Organization:
                  New York.

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  601316 102

5.          (a)   Name of Person Filing:
                  Barry Rubenstein

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Citizenship:
                  United States.

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  601316 102

6.          (a)   Name of Person Filing:
                  Marilyn Rubenstein

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Citizenship:
                  United States.

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  601316 102

Item 3. If this statement is filed pursuant to ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

            (a)   |_| Broker or dealer registered under section 15 of the Act
                      (15 U.S.C.78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

            (c)   |_| Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)   |_| Investment company as registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   |_| An investment adviser in accordance with ss.240.13d-1(b)
                      (1)(ii)(E);

            (f)   |_| An employee benefit plan or endowment fund in accordance
                      with ss. 240.13d-1(b)(1)(ii)(F).

            (g)   |_| A parent holding company or control person in accordance
                      with ss. 240.13d-1(b)(1)(ii)(G).

            (h)   |_| A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)   |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            In connection with the Issuer's initial public offering, the Issuer offered Units. Each Unit consists of one share of Common Stock and two redeemable stock purchase warrants (the "2003 Warrants"). Each 2003 Warrant entitles the holder to purchase one share of Common Stock, for an initial exercise price of $5.00 per share, commencing on the later of (i) the completion of a business combination with a target business, or (ii) August 25, 2004. The 2003 Warrants will expire on August 24, 2007, or earlier upon redemption.

            The following includes shares of Common Stock of Millstream Acquisition Corp. held by the reporting persons as of March 11, 2004.

1.          Seneca Ventures:

            (a)   Amount Beneficially Owned: 155,000(1),(5) shares.

            (b)   Percent of Class: 3.2%

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 155,000(1),(5) shares.

                  (ii)  shared power to vote or to direct the vote: 0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        155,000(1),(5) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

2.          Woodland Venture Fund:

            (a)   Amount Beneficially Owned: 170,000(2),(6) shares.

            (b)   Percent of Class: 3.6%

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 170,000(2),(6) shares.

                  (ii)  shared power to vote or to direct the vote: 0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        170,000(2),(6) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

3.          Woodland Partners:

            (a)   Amount Beneficially Owned: 100,000(3),(7) shares.

            (b)   Percent of Class: 2.1%

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 100,000(3),(7) shares.

                  (ii)  shared power to vote or to direct the vote: 0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        100,000(3),(7) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

----------
(1)   Includes 155,000 shares of Common Stock owned by Seneca Ventures.

(2)   Includes 170,000 shares of Common Stock owned by Woodland Venture Fund.

(3)   Includes 100,000 shares of Common Stock owned by Woodland Partners.

(4) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(5) Does not include 100,000 shares of Common Stock issuable upon the exercise of the 2003 Warrants held by Seneca Ventures.

(6) Does not include 130,000 shares of Common Stock issuable upon the exercise of the 2003 Warrants held by Woodland Venture Fund.

(7) Does not include 200,000 shares of Common Stock issuable upon the exercise of the 2003 Warrants held by Woodland Partners.

4.          Woodland Services Corp.:

            (a) Amount Beneficially Owned: 325,000(1),(2),(4),(5),(6) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.

            (b)   Percent of Class: 6.8%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        325,000(1),(2),(4),(5),(6) shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        325,000(1),(2),(4),(5),(6) shares.

5.          Barry Rubenstein:

            (a)   Amount Beneficially Owned: 425,000(1),(2),(3),(4),(5),(6),(7)
                  shares. Reporting person is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

            (b)   Percent of Class: 8.9%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        425,000(1),(2),(3),(4),(5),(6),(7) shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        425,000(1),(2),(3),(4),(5),(6),(7) shares.

6.          Marilyn Rubenstein:

            (a)   Amount Beneficially Owned: 425,000(1),(2),(3),(4),(5),(6),(7).
                  Reporting person is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

            (b)   Percent of Class: 8.9%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        425,000(1),(2),(3),(4),(5),(6),(7) shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        425,000(1),(2),(3),(4),(5),(6),(7) shares.

            Exhibit A-Joint Filing Agreement is attached hereto.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            (b) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(c):

                  By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: March 19, 2004

                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND SERVICES CORP.

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, President

                                            /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein

                                            /s/ Marilyn Rubenstein
                                            -----------------------------------
                                            Marilyn Rubenstein

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                       13G

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The undersigned hereby agree that the Statement on Schedule 13G with respect to the securities of Millstream Acquisition Corp. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

            This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: March 19, 2004

                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND SERVICES CORP.

                                        By: /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, President

                                            /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein

                                            /s/ Marilyn Rubenstein
                                            -----------------------------------
                                            Marilyn Rubenstein